Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Clare McGrory (investors) (investors) 215-977-6764

No. 04-2010

SUNOCO ANNOUNCES AGREEMENT TO SELL POLYPROPYLENE BUSINESS;

CLOSES PREVIOUSLY IDLED EAGLE POINT REFINERY

PHILADELPHIA, February 1, 2010 — Sunoco, Inc. (NYSE: SUN) said today that it has reached an agreement to sell its subsidiary Sunoco Chemicals, Inc., comprised of its polypropylene business, to Braskem S.A. (NYSE: BAK), one of the largest producers of petrochemicals and thermoplastic resins in the Americas, for approximately $350 million in cash. The sale will include assets and inventory attributable to the polypropylene business, subject to a market-based working capital adjustment at the time of closing. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close on or before March 31, 2010.

Chairman and Chief Executive Officer Lynn L. Elsenhans said, “The sale of our polypropylene business demonstrates the company’s continued progress in realigning our portfolio of assets and improving returns on invested capital. This transaction produces value for our shareholders by monetizing a business that has not been able to meet its cost of capital and provides us with capital to redeploy for future growth in our areas of strategic focus. Sunoco is grateful to the talented and dedicated employees who made the business an important part of the company for many years. We wish them well as they prepare to join Braskem.”

Included in the sale are Sunoco’s polypropylene manufacturing facilities in Marcus Hook, Pennsylvania; La Porte, Texas; and Neal, West Virginia, which have the combined capacity to produce approximately 2.1 billion pounds of polypropylene annually. The sale also includes Sunoco’s Research and Technology Center located in Pittsburgh, Pennsylvania.

Sunoco will retain its phenol and derivatives business, which has manufacturing assets located in Philadelphia, Pennsylvania and Haverhill, Ohio.

Sunoco expects to record a pre-tax loss on the sale in the first quarter of 2010 of approximately $185-$195 million.

Sunoco also announced today that it has permanently shut down its previously idled Eagle Point refinery in Westville, New Jersey due to continuing weak demand for refined products and unfavorable market conditions. Processing units at Eagle Point were idled in early November 2009 and have now been permanently shut down. However, refined product storage and handling operations there will continue. In addition, Sunoco is exploring a number of options for using the site in the future, including as a potential center for biofuels production. The shutdown is not expected to have a material financial impact on the company beyond what has previously been recorded in 2009.

Commenting on the shutdown, Ms. Elsenhans said, “Given weak industry dynamics, we are confident we are taking the right actions to improve our overall competitiveness, set the stage for investing in our strong regional brand, explore opportunities in biofuels, and provide customers with a broader choice of transportation fuel options.”

Employees furloughed after the refinery was idled are eligible for a severance program that includes job placement assistance and retraining, as well as a continuation of medical benefits for the length of the severance.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 675,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, and an ownership interest in approximately 6,000 miles of crude oil and refined product pipelines and approximately 40 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a technology with several proprietary features, Sunoco’s cokemaking facilities in the United States have the nominal capacity to manufacture approximately 3.67 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially from those discussed in this release. Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in crude oil or natural gas prices, refining, marketing and chemicals margins, or other market conditions affecting the oil and gas or chemical industries; higher-than-expected costs of, or delays in, planned development or completion of repair projects, capital projects, acquisitions, or dispositions; operational interruptions, unforeseen technical difficulties and/or changes in technical or operating conditions; general domestic and international economic and political conditions, wars and acts of terrorism or sabotage; the outcome of commercial negotiations; the actions of competitors or regulators; liability resulting from pending or future litigation; significant investment or product changes and/or liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to the acquisition, disposition or impairment of assets; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2009, cautionary language identifying other important factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information concerning these factors, see the Company’s Securities and Exchange Commission filings, available on the Company’s website at www.SunocoInc.com.

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